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                                                                    EXHIBIT 99.1

NEWS RELEASE
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HASTINGS
ENTERTAINMENT, INC.                          CONTACT:  THOMAS D NUGENT
                                                       Vice President and
                                                       Chief Financial Officer
                                                       (806) 351-2300, ext. 6000
                                                       www.gohastings.com

Hastings Entertainment Announces Non-Cash Accounting Adjustment and Fourth Quarter Charges

AMARILLO, Texas, March 7, 2000--Hastings Entertainment, Inc. (NASDAQ:HAST), today announced that its fourth quarter and fiscal 1999 results (and previous four years' results) will be negatively impacted by an accounting adjustment that will result in a non-cash charge to earnings. The company has determined that merchandise receipts were not properly entered into the inventory control system for a small portion of vendor deliveries. As a result, merchandise cost of revenue was understated. The adjustment will require Hastings to restate its earnings in the first three quarters of fiscal 1999 and probably for the prior four fiscal years. The company presently believes the aggregate amount of the pre-tax effect of the restatement, after certain off-setting adjustments, could total $23-$27 million for all of the periods. The pre-tax effect by year is currently being determined. The company believes that these charges can be utilized to amend its tax returns for the tax years 1996-1998 which would result in a tax refund to the company of approximately $6.8 million. It is not possible at this time to predict the precise amount or timing of such tax refund.

"This adjustment does not affect the company's current cash flow from operations," said Thomas D. Nugent, chief financial officer. "We are working diligently with our outside auditors to more precisely determine the magnitude of this accounting adjustment and the proper allocation to the 1999 and prior fiscal year periods. Until that process is completed, the company cannot provide information on our fiscal 1999 performance. We have made appropriate changes to our internal accounting system to ensure that this problem does not recur. Those changes are expected to have some impact on future operating margins."

John H. Marmaduke, chairman and chief executive officer, said "We have directed our finance team, headed by our new CFO, Tom Nugent, to devote whatever resources are required to resolve this issue as promptly as possible. This accounting adjustment in no way reduces our confidence in the Hastings concept and its future prospects."

Unrelated to the accounting adjustment referred to above, the company also will record an approximate $6 million pre-tax charge in the fourth quarter related to the closing of five of its stores and will record fourth quarter inventory write-downs of approximately $3.5 million. These two fourth quarter charges, of which approximately $5.8 million is a non-cash charge, will negatively affect earnings for fiscal 1999 by approximately $0.51 loss per share.


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The company presently believes the adjustment and charges referred to above will not cause the company to be out of compliance with financial covenants in its $60 million unsecured revolving credit facility, under which the company presently has outstanding borrowings of approximately $23 million. The company believes that, once fourth quarter results are final, it would not, however, be in compliance with the fixed charge coverage ratio financial covenant under its unsecured 7.75% Series A Senior Notes due June 13, 2003, of which there is outstanding an aggregate principal amount of $20 million. The holders of the Senior Notes have granted a waiver of the company's compliance with that covenant for the quarter ending January 31, 2000. The company is also engaged in discussions with the holders of the Senior Notes to amend certain provisions of the Senior Notes, including the covenant relating to the fixed charge coverage ratio.

Founded in 1968, Hastings Entertainment, Inc. is the leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. The company currently operates 147 superstores, averaging 21,500 square feet, primarily in small to medium-sized markets throughout United States. The company plans to slow new store growth in fiscal 2000 to four or five new units.

Hastings also operates www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers, including best-selling books at up to 50% off list price. In addition, investors and customers can review general and financial information about Hastings at this site.

Certain statements set forth above are forward-looking statements within the meaning of the Securities Exchange Act of 1934. Such statements are based upon Hastings Entertainment management's current estimates, assumptions and expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described herein. Significant uncertainties at this time include a determination of the precise magnitude of the accounting adjustment referred to above, the fiscal periods to which the adjustment should be allocated and the amount of the adjustment in each period. The forward-looking statements set forth above are also subject to the factors and uncertainties set forth under the heading "Risk Factors" in the company's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission and declared effective on June 11, 1998, and the company's annual and quarterly reports on file with the SEC.